Exhibit 99.1

Kimco Realty Reports a 6.5 Percent Increase in Funds from Operations as Adjusted Per Diluted Share for the Third Quarter of 2013; Board Approves a 7.1 Percent Dividend Increase Per Common Share

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 29, 2013--Kimco Realty Corp. (NYSE:KIM) today reported results for the third quarter ended September 30, 2013.

Highlights for the Third Quarter 2013 and Subsequent Activity

  Reported funds from operations (FFO) of $0.34 per diluted share for the third quarter of 2013, compared to $0.29 per diluted share for the same period in 2012, representing a 17.2 percent increase;
  FFO as adjusted (recurring) was $0.33 per diluted share for the third quarter of 2013, compared to $0.31 per diluted share for the same period in 2012, representing a 6.5 percent increase;
  Announced a 7.1 percent increase in the quarterly dividend to $0.225 per common share;
  Pro-rata occupancy increased 100 basis points and 60 basis points for the U.S. and combined shopping center portfolios, respectively, to 94.4 percent and 94.0 percent, compared to September 30, 2012;
  U.S. same-property net operating income (NOI) increased 2.7 percent, which includes a negative 40 basis point impact from the inclusion of redevelopments, from the third quarter of 2012, representing the fourteenth consecutive positive increase;
  Recognized a 7.3 percent positive spread on U.S. leases signed during the quarter;
  Completed the sale of 98 properties in Latin America totaling approximately $779 million; and
  Executed a contract to acquire a 24-property portfolio concentrated in the greater Boston metropolitan area for $270 million.

Financial Results

Net income available to common shareholders for the third quarter of 2013 was $41.2 million, or $0.10 per diluted share, compared to $27.1 million, or $0.07 per diluted share, for the third quarter of 2012. Net income available to common shareholders during the third quarter of 2013 included $81.6 million of gains on sales of operating properties and $91.0 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $11.7 million of gains on sales of operating properties and $4.3 million of impairments during the third quarter of 2012. Both operating property impairments and gains on sales are excluded from the calculation of FFO.

For the nine months ended September 30, 2013, net income available to common shareholders was $131.0 million, or $0.32 per diluted share, compared to $113.4 million, or $0.28 per diluted share, through September 30, 2012. Net income available to common shareholders for the nine months ended September 30, 2013 included $137.2 million of gains on sales of operating properties and $145.1 million of impairments attributable to the sale or pending disposition of operating properties, which compares to $58.8 million of gains on sales of operating properties and $33.1 million of impairments for the comparable period in 2012.

FFO, a widely accepted supplemental measure of REIT performance, was $141.4 million, or $0.34 per diluted share, for the third quarter of 2013, compared to $119.0 million, or $0.29 per diluted share, for the third quarter of 2012. For the nine months ended September 30, 2013, FFO was $417.9 million, or $1.02 per diluted share, compared to $383.2 million, or $0.94 per diluted share, for the same period last year.

FFO as adjusted, which provides information on a recurring FFO basis and excludes the effects of non-operating impairments as well as transactional income and expenses, was $134.6 million, or $0.33 per diluted share, for the third quarter of 2013, compared to $127.3 million, or $0.31 per diluted share, for the third quarter of 2012. FFO as adjusted for the nine months ended September 30, 2013, was $408.9 million, or $1.00 per diluted share, compared to $379.4 million, or $0.93 per diluted share, for the same period in 2012.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

Third quarter 2013 shopping center portfolio operating results:

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 94.4 percent, an increase of 100 basis points over the third quarter of 2012;
  U.S. same-property net operating income (NOI) increased 2.7 percent, which includes a negative 40 basis point impact from the inclusion of redevelopments, compared to the same period in 2012; and
  Pro-rata U.S. cash-basis leasing spreads increased 7.3 percent; new leases increased 13.7 percent; and renewals/options increased 4.8 percent;

Pro-rata occupancy for anchor space (10,000 square feet and greater) in the U.S. shopping center portfolio was 97.4 percent, a 110 basis point increase from the third quarter of 2012. In addition, pro-rata occupancy for small shop space, which accounts for approximately 24 percent of the pro-rata gross leasable area in the U.S. shopping center portfolio, increased by 80 basis points to 84.7 percent from the third quarter of 2012.

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 94.0 percent, an increase of 60 basis points over the third quarter of 2012;
  Combined same-property NOI increased 2.3 percent over the third quarter of 2012, representing the fourteenth consecutive quarterly increase; and
  Total leases executed in the combined portfolio: 582 new leases, renewals and options totaling 2.1 million square feet.

Combined same-property NOI for the third quarter of 2013 includes a reduction of 20 basis points due to the impact of foreign currency. For the nine months ended September 30, 2013, combined same-property NOI, inclusive of redevelopments, was 3.4 percent, which was reduced 10 basis points due to foreign currency. Kimco reports same-property NOI on a cash basis, excluding lease termination fees, and including charges for bad debts.

Investment Activity

Acquisitions:

As previously announced, during the third quarter of 2013, Kimco acquired two wholly owned retail properties totaling 187,000 square feet, located in the metropolitan statistical areas (MSA) of Denver (Littleton, Colo.) and New York (Elmsford, N.Y.), for $37.6 million. Subsequent to the end of the quarter, the company purchased two additional shopping centers for its consolidated portfolio for a total purchase price of $29.6 million. These two properties are located in the Denver (Arvada, Colo.) and Atlanta (Lilburn, Ga.) MSAs and collectively comprise 220,000 square feet.

Additionally after the third quarter, Kimco announced the execution of a contract to acquire a 24-property retail portfolio located predominately in the Boston metropolitan market, comprising 1.4 million square feet, for a total purchase price of $270 million, subject to mortgage debt of $121.5 million. The company anticipates this transaction to close during the first quarter of 2014.

Since the company’s Investor Day in September 2010, Kimco has selectively acquired 70 U.S. properties, primarily located in the company’s key territories and comprising 9.4 million square feet, for a gross purchase price of $1.7 billion. These properties, which have an average pro-rata occupancy of 95.7 percent and an annual base rent per square foot of $14.16, are supported by strong demographics, including an average household income of $92,000 within a three-mile radius.

Dispositions:

United States

As previously announced, during the third quarter of 2013, Kimco sold eight properties in the U.S. for a gross price of $75.5 million, including $5.9 million of mortgage debt. The company recognized gains totaling $7.6 million on the sale of four properties and impairments of $0.7 million on the other four properties. Kimco’s pro-rata share of proceeds from these sales was $53.3 million.

Subsequent to the third quarter, Kimco sold its interests in four shopping centers for a gross price of $130.4 million. Currently, the company has 14 U.S. retail properties in contract negotiations for an aggregate sales price of $98.3 million.

Since the start of the company’s U.S. non-strategic retail disposition program in September 2010, Kimco has disposed of 133 properties, comprising 13.7 million square feet, for $1.1 billion, including $275.1 million of mortgage debt. The properties sold had, on a pro-rata basis, an average occupancy of 86.1 percent and an annual base rent per square foot of $8.89, with an average household income level of $66,000 within a three-mile radius. The company’s share of the proceeds from these sales was $651.3 million.

Mexico and South America (Latin America)

Latin American dispositions during the third quarter of 2013 included the sale of Kimco’s 50.7 percent ownership interest in a portfolio of 84 Mexican industrial properties for a gross price of $603.5 million; a four-property, wholly owned shopping center portfolio in Mexico for a gross price of approximately $84 million; and its 43 percent interest in a shopping center in Mexico for a gross price of approximately $41 million. In addition, Kimco sold its 50 percent ownership interest in a nine-property shopping center portfolio in Chile for a gross price of approximately $50.2 million. The company recognized, before the impact of currency, gains on sales totaling $76.7 million and impairments of $6.0 million. Kimco’s pro-rata share of proceeds from these sales was $259.4 million.

Additionally during the third quarter of 2013, Kimco recognized an impairment charge of $76.7 million related to 14 properties, one of which was sold subsequent to quarter end, that are in a pool of 27 shopping centers in Mexico that the company is negotiating for sale. The company anticipates that the sales of the remaining 13 shopping centers will result in significant after-tax gains, before the impact of currency, which will be recognized upon the closing of the sales of these assets. As of September 30, 2013, Kimco’s Mexican investments had a book value of approximately $445.2 million, which will be reduced by approximately $400.9 million upon the disposition of these 27 shopping centers.

At the end of the third quarter of 2013, included on Kimco’s balance sheet in “Accumulated other comprehensive income,” is a $113.1 million unrealized loss on foreign currency translation relating to the book value of its investments in Latin America (including those sold during 2013). This resulted from currency fluctuations between the local currency and the U.S. dollar during the company’s investment holding period and is subject to future fluctuations from ongoing changes in the respective foreign currency exchange rates for the properties not yet sold. Under U.S. GAAP, when the company has substantially monetized all its investments in a particular country, the then unrealized gain or loss on foreign currency translation will be recognized as a charge against earnings. The impact of currency will apply to the respective gains and losses on the sale of the operating properties and will be excluded from the calculation of FFO.

Capital Structure

During the third quarter of 2013, a wholly owned entity of Kimco issued $200 million of 7-year unsecured Canadian-denominated notes that are due in 2020 with a coupon of 3.855 percent. The net proceeds were used to repay a $200 million 5.180 percent Canadian-denominated unsecured note that matured in August 2013.

At September 30, 2013, Kimco’s consolidated net debt to EBITDA as adjusted was 5.4x. In addition, the company maintains access to approximately $1.6 billion of immediate liquidity under its $1.75 billion unsecured revolving credit facility.

Dividend Declarations

Kimco’s board of directors declared and increased the company’s quarterly cash dividend 7.1 percent to $0.225 per common share payable on January 15, 2014, to shareholders of record on January 2, 2014, representing an ex-dividend date of December 30, 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90 percent Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on January 15, 2014, to shareholders of record on January 2, 2014, representing an ex-dividend date of December 30, 2013;
  For the Class I depositary shares, each representing 1/1000 of a share of 6.00 percent Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on January 15, 2014, to shareholders of record on January 2, 2014, representing an ex-dividend date of December 30, 2013;
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50 percent Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on January 15, 2014, to shareholders of record on January 2, 2014, representing an ex-dividend date of December 30, 2013;
  For the Class K depositary shares, each representing 1/1000 of a share of 5.625 percent Class K cumulative redeemable preferred shares, a quarterly dividend of $0.35156 per preferred depositary share will be paid on January 15, 2014, to shareholders of record on January 2, 2014, representing an ex-dividend date of December 30, 2013;

2013 Guidance and 2014 Initial Guidance

The company’s 2013 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, has been increased to $1.32 - $1.33 per diluted share from the previous $1.31 - $1.33 per diluted share. Estimated shopping center portfolio metrics remain as follows:

  Combined portfolio occupancy: +50 to +75 basis points
  Combined same-property NOI: +3.00 to +4.00 percent

2014 Initial Guidance:

The company’s preliminary 2014 guidance for FFO as adjusted per diluted share: $1.36 - $1.40.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, October 30, 2013, at 10:00 a.m. EDT. The call will include a review of the company’s third quarter 2013 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2371321).

A replay will be available through 9:00 a.m. EST on December 2, 2013, by dialing 1-877-344-7529 (Passcode: 10033244). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of September 30, 2013, the company owned interests in 855 shopping centers comprising 125 million square feet of leasable space across 42 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2012. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
Revenues
Revenues from rental properties	$232,074		$213,946		$689,678		$637,378
Management and other fee income	9,423		8,917		26,865		27,053
Total revenues	241,497		222,863		716,543		664,431

Operating expenses
Rent	3,319		3,270		10,024		9,457
Real estate taxes	30,900		28,823		88,770		84,131
Operating and maintenance	27,547		25,333		84,563		76,020
General and administrative expenses	30,961		29,880		96,456		95,157
Provision for doubtful accounts	2,118		888		7,190		6,397
Impairment charges	74,765		-		109,046		326
Depreciation and amortization	63,158		63,854		186,345		180,647
Total operating expenses	232,768		152,048		582,394		452,135
Operating income	8,729		70,815		134,149		212,296

Other income/(expense)
Mortgage financing income	925		2,092		3,341		6,083
Interest, dividends and other investment income	481		595		9,648		1,094
Other income/(expense), net	2,878		(3,073)		(3,070)		(6,126)
Interest expense	(53,991)		(56,467)		(162,594)		(170,224)
Income from other real estate investments	670		545		1,628		1,688
Income/(loss) from continuing operations before income taxes, equity in income of joint ventures, gain/(loss) on change in control
of interests and equity in income from other real estate investments	(40,308)		14,507		(16,898)		44,811

Provision for income taxes, net	(24,238)		(5,520)		(28,110)		(13,581)
Equity in income of joint ventures, net	96,175		24,498		179,791		89,588
Gain on change in control of interests, net	-		-		21,711		14,156
Equity in income of other real estate investments, net	10,547		10,239		29,910		35,340
Income from continuing operations	42,176		43,724		186,404		170,314

Discontinued operations
Income from discontinued operating properties, net of tax	1,887		5,222		8,693		9,924
Impairment/loss on operating properties sold, net of tax	(10,813)		(3,191)		(42,971)		(30,248)
Gain on disposition of operating properties, net of tax	23,398		11,329		27,762		34,571
Income/(loss) from discontinued operations	14,472		13,360		(6,516)		14,247
Gain on sale of operating properties, net of tax (1)	540		-		1,080		4,059
Net income	57,188		57,084		180,968		188,620
Net income attributable to noncontrolling interests (3)	(1,425)		(2,143)		(6,296)		(10,928)
Net income attributable to the Company	55,763		54,941		174,672		177,692
Preferred stock redemption costs	-		(6,213)		-		(6,213)
Preferred stock dividends	(14,573)		(21,622)		(43,720)		(58,037)
Net income available to the Company's common shareholders	$41,190		$27,106		$130,952		$113,442
Per common share:
Income from continuing operations: (3)
Basic	$0.06		$0.03		$0.33		$0.25
Diluted	$0.06	(2)	$0.03	(2)	$0.33	(2)	$0.25	(2)
Net income: (4)
Basic	$0.10		$0.07		$0.32		$0.28
Diluted	$0.10	(2)	$0.07	(2)	$0.32	(2)	$0.28	(2)
Weighted average shares:
Basic	408,060		405,810		407,459		405,880
Diluted	408,866		406,747		408,510		406,650

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($1,413) and ($2,957) for the quarters ended September 30, 2013 and 2012, and ($6,256) and ($9,343) for the nine months ended September 30, 2013 and 2012, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $337 and $298 for the quarters ended September 30, 2013 and 2012 and $1,,011 and $893 for the nine months ended September 30, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2013	2012
Assets:
Operating real estate, net of accumulated depreciation
of $1,864,904 and $1,745,462, respectively	$7,086,534	$7,104,562
Investments and advances in real estate joint ventures	1,308,184	1,428,155
Real estate under development	97,033	97,263
Other real estate investments	288,364	317,557
Mortgages and other financing receivables	45,708	70,704
Cash and cash equivalents	401,730	141,875
Marketable securities	88,656	36,541
Accounts and notes receivable	160,126	171,540
Other assets	476,744	383,037
Total assets	$9,953,079	$9,751,234

Liabilities:
Notes payable	$3,254,881	$3,192,127
Mortgages payable	1,125,771	1,003,190
Dividends payable	98,334	96,518
Other liabilities	548,038	445,843
Total liabilities	5,027,024	4,737,678
Redeemable noncontrolling interests	85,903	81,076

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outsanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 409,656,477 and 407,782,102 shares, respectively	4,097	4,078
Paid-in capital	5,688,421	5,651,170
Cumulative distributions in excess of net income	(950,905)	(824,008)
Accumulated other comprehensive income	(44,128)	(66,182)
Total stockholders' equity	4,697,587	4,765,160
Noncontrolling interests	142,565	167,320
Total equity	4,840,152	4,932,480
Total liabilities and equity	$9,953,079	$9,751,234

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
Net income available to common shareholders	$41,190		$27,106		$130,952		$113,442
Gain on disposition of operating property, net of noncontrolling interests	(23,922)		(11,084)		(28,827)		(35,806)
Gain on disposition of joint venture operating properties	(57,651)		(641)		(108,407)		(23,013)
Depreciation and amortization - real estate related	62,445		65,496		185,742		194,032
Depr. and amort. - real estate jv's, net of noncontrolling interests	28,245		33,821		93,295		101,506
Impairments of operating properties, net of tax and noncontrolling interests	91,046		4,295		145,118		33,070
Funds from operations	141,353		118,993		417,873		383,231
Transactional (income) / charges, net	(6,744)		8,309		(8,963)		(3,798)
Funds from operations as adjusted	$134,609		$127,302		$408,910		$379,433

Weighted average shares outstanding for FFO calculations:
Basic	408,060		405,810		407,459		405,880
Units	1,519		1,526		1,539		1,533
Dilutive effect of equity awards	2,378		2,274		2,622		2,106
Diluted	411,957	(1)	409,610	(1)	411,620	(1)	409,519	(1)

FFO per common share - basic	$0.35		$0.29		$1.03		$0.94
FFO per common share - diluted	$0.34	(1)	$0.29	(1)	$1.02		$0.94
FFO as adjusted per common share - diluted	$0.33	(1)	$0.31	(1)	$1.00	(1)	$0.93	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $621 and $518 for the three months ended September 30, 2013 and 2012, and $1,878 and $1,555 for the nine months ended September 30, 2013 and 2012, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income per Common Share
to Projected Diluted Funds From Operations ("FFO") per Common Share
(unaudited)

	Projected Range		Projected Range
	Full Year 2013		Full Year 2014
	Low	High	Low	High
Projected diluted net income available to common
shareholder per share	$0.41	$0.42	$0.47	$0.51

Projected depreciation & amortization	0.61	0.63	0.62	0.64

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.30	0.32	0.29	0.31

Gain on disposition of operating properties	(0.07)	(0.09)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.26)	(0.28)	(0.01)	(0.03)

Impairments of operating properties, net of tax
and noncontrolling interests	0.35	0.35	-	-

Projected FFO per diluted common share	$1.34	$1.35	$1.36	$1.40

Transactional income, net	(0.02)	(0.02)

Projected FFO, as adjusted per diluted common share	$1.32	$1.33	$1.36	$1.40

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications